Exhibit 99.1

Media Contact:
Katy Michael
Crocs, Inc.
(303) 848-7000 kmichael@crocs.com

Investor Contact:
Will Kent/Crocs, Inc.
(303) 848-7000 wkent@crocs.com

Crocs, Inc. Announces Financial Partnership with Blackstone, Expands Share

Repurchase Plan, Announces CEO Retirement

Blackstone agrees to purchase $200 million of Convertible Preferred Stock

Share Repurchase Authorization Increased to $350 Million

John McCarvel Announces Retirement

Company Reaffirms Low End of Prior Fourth Quarter Guidance

Expects Revenue of Approximately $220 million and Loss of 23 cents per Diluted Share

NIWOT, COLORADO – December 29, 2013 – Crocs, Inc. (NASDAQ: CROX) today announced that an investment fund affiliated with Blackstone has agreed to purchase $200 million of newly issued series A convertible preferred stock (the “Preferred Stock”).

In connection with the investment, Crocs intends to revise its capital structure to accommodate a $350 million stock repurchase program approved by its board of directors. This includes using the net proceeds of approximately $180 million from the Preferred Stock as well as excess cash to fund the repurchase plan. “We will add $200 million of long-term non-publicly traded preferred equity and the stock repurchase program, when completed, will reduce our publicly traded common stock float by approximately 30% (at today’s market price), while maintaining a strong net cash position on our balance sheet. We expect these initiatives to reduce volatility in both our common stock price and our shareholder base and provide a strong foundation to unlock long-term value for our shareholders,” said Jeff Lasher, Crocs chief financial officer. “We’ve been unable to repurchase stock while negotiating this transaction, but we now expect to do so beginning in the first quarter of 2014. We intend to be patient, methodical and opportunistic as we execute this expanded buyback plan.”

The Preferred Stock will have a 6.0% cash dividend rate and is convertible into shares of common stock at a conversion price of $14.50 per share. This conversion price represents a 9% premium to the closing price of $13.33 per share on December 27, 2013, and a 10% premium to the 30-day average closing price of $13.19 per share. On an as-converted basis, the Preferred Stock will represent 13.8 million common shares, or approximately 13% of the fully-diluted common shares outstanding after giving effect to the issuance.

At any time after three years from the issuance date, if the closing price of Crocs common stock equals or exceeds $29.00 (i.e., 200% of the conversion price) for a period of 20 consecutive trading days, then the shares of Preferred Stock will, upon notice from Crocs, convert into shares of common stock. At any time after eight years from the issuance date, Crocs will have the right to redeem, and the holders of the Preferred Stock will have the right to require Crocs to repurchase, all or any portion of the Preferred Stock at 100% of the stated value plus any accrued but unpaid dividends.

Consummation of the investment is subject to the satisfaction of customary closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to close in January 2014.

John McCarvel also announced his intention to retire as president, chief executive officer and board member on or about April 30, 2014. “It has been an honor to be part of the Crocs global team for the past decade and to lead it since 2010,” Mr. McCarvel said. “We’ve made tremendous progress as a company over these past 10 years – from a one-season, one-shoe, and one-country brand to a diversified, four-season global footwear leader that is on solid financial footing. The investment by Blackstone is a vote of confidence in our company and our brand, and Crocs will benefit from Blackstone’s financial, consumer, retail and brand experience and relationships.” The board has begun an outside search for Mr. McCarvel‘s replacement.

“John’s contributions to this company are immeasurable,” said Thomas J. Smach, Crocs chairman of the board. “As our CEO, he led a turnaround of Crocs and established it as a profitable, diversified company with more than $1 billion in annual revenue, strong cash flows, and a robust balance sheet with more than $300 million in net cash. Under his leadership, Crocs has grown into a global branded company that employs 4,500 people and sells over 55 million shoes per year in more than 90 different countries. On behalf of the company’s employees and directors, I would like to extend our appreciation and gratitude to John and wish him and his family continued success as he pursues his personal endeavors.”

With its investment, Blackstone will be entitled to two seats on the Crocs board of directors. “We expect Blackstone to contribute a great deal of value to our board through its financial, consumer, retail and brand experience and its global footprint,” Mr. Smach said. “While Blackstone’s investment will represent only 13% as-converted ownership at closing, we believe our company, shareholders, and employees will benefit from 100% of the firm’s focus, resources, expertise and efforts to create shareholder value. We believe this transaction provides a fantastic opportunity for our shareholders to participate alongside Blackstone and benefit from its efforts to realize very attractive future returns.”

Prakash Melwani, Senior Managing Director and Chief Investment Officer of Blackstone’s Private Equity Group said, “Blackstone sees tremendous opportunity in the Crocs brand and global franchise. The company has the infrastructure and products to enable continued growth across the wide range of geographies and channels through which it operates. We believe our consumer and retail investing experience coupled with the network of value-added resources within Blackstone will make us a strong partner for Crocs. We look forward to working with the Crocs board to deliver compelling long-term value to the company’s shareholders.”

“The partnership with Blackstone provides access to new resources and additional experience that we believe will positively and meaningfully impact the company’s future performance,” Mr. Smach added. “As we look forward, 2014 will be a significant transition period for the company. We will recruit a new CEO who will work with the reconstituted board to refine our short-term and long-term strategic plans, which will include a sharper focus on earnings growth with less emphasis on top-line growth. We will focus on improving financial performance, particularly in the Americas and Japan, as well as enhancing our global retail execution. As we increasingly focus on profitable growth and retail excellence, we may moderate the pace of our investments in new retail stores; however, we remain focused on creating long-term value for Crocs shareholders. Over time, we intend to further elevate our brand positioning by enhancing our consumer-driven marketing and distribution strategies and capabilities.”

Fourth Quarter Guidance

Crocs also updated its fourth quarter 2013 outlook and currently expects revenue to be at the low end of the previously provided guidance range of $220 million and $225 million, and diluted loss per share to be at the low end (meaning the higher loss) of the previously provided guidance range of ($0.20) and ($0.23). Excluded from this outlook are all costs and expenses associated with the Blackstone transaction, the tax expense associated with the repatriation of excess foreign cash, charges associated with separation agreements, retail store impairments, other asset impairments and legal reserves. We expect these aggregate charges in the fourth quarter to be in a range of $47 million to $52 million, which is an additional loss per diluted share of $0.45 to $0.50. The cash portion of the aggregate charges in the fourth quarter is estimated to be in a range of $20 million to $25 million. While not currently estimable, we expect additional restructuring charges may be necessary in 2014 as we refine our strategic plan.

Advisors

Moelis & Company LLC is acting as financial advisor and Perkins Coie LLP is acting as legal counsel for Crocs. Piper Jaffray & Co. is acting as financial advisor and Simpson Thacher & Bartlett LLP is acting as legal counsel for Blackstone in connection with the investment.

About Crocs, Inc.

Crocs, Inc. is a world leader in innovative casual footwear for men, women and children. Crocs offers several distinct shoe collections with more than 300 four-season footwear styles. All Crocs™ shoes feature Croslite™ material, a proprietary, revolutionary technology that gives each pair of shoes the soft, comfortable, lightweight, non-marking and odor-resistant qualities that Crocs fans know and love. Crocs fans “Get Crocs Inside” every pair of shoes, from the iconic clog to new sneakers, sandals, boots and heels. Since its inception in 2002, Crocs has sold more than 200 million pairs of shoes in more than 90 countries around the world. Visit www.crocs.com for additional information.

About Blackstone

Blackstone (NYSE:BX) is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies they invest in, the companies they advise and the broader global economy. Blackstone does this through the commitment of their extraordinary people and flexible capital. Their alternative asset management businesses include the management of private equity funds, real estate funds, hedge fund solutions, credit-oriented funds and closed-end mutual funds. Blackstone also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.

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Special Note Regarding Forward-Looking Statements

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the investment by Blackstone, its expected closing date and benefits and future revenue, earnings, charges and outlook. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: successful closing of the investment by Blackstone and achievement of its potential benefits, macroeconomic issues, including, but not limited to, the current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; our ability to open and operate additional retail locations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.